EXHIBIT 99.1

SIRNA THERAPEUTICS REPORTS FIRST QUARTER FINANCIAL RESULTS

Sirna Transitions from an Early-Stage Research Company to a Development Company – Three
Compounds are Planned for Human Clinical Trials in 2006

Company Cuts Overall Burn Rate to Focus on Development Programs

Boulder, CO - May 9, 2005 - Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company reported a net loss of $8.0 million, or $0.19 per share, compared to a net loss of $5.9 million, or $0.19 per share, for the same period in 2004.

Revenues for the first quarter of 2005 were $508,000 compared to $318,000 for the same quarter in 2004. The first quarter revenues from 2005 were primarily comprised of contract manufacturing revenues.

Research and development expenses for the first quarter of 2005 were $6.1 million, compared to $4.5 million for the first quarter of 2004. The increase is due to expenses related to the Phase 1 clinical trials for Sirna-027, the Company’s drug candidate targeting age-related macular degeneration (AMD), and $1.0 million expense the Company incurred in connection with its strategic alliance agreement with Protiva Biotherapeutics, Inc. The Protiva alliance provides Sirna with proprietary delivery technology that may be applicable to RNAi products.

General and administrative expenses for the quarter ended March 31, 2005 were $2.2 million, compared to $1.6 million for the same period in 2004. The increase is primarily a result of increased patent, legal, professional costs and personnel in connection with business and corporate development efforts.

The company’s cash, cash equivalents and securities available-for-sale were $24.9 million at March 31, 2005. In January 2005, the Company paid off an outstanding convertible loan made by Schering AG in 1998. The repayment included principal and accrued interest totaling $3.1 million.

In May 2005, Sirna continued its progress from an early-stage research company to a development company with the announcement of interim Phase 1 clinical trial data for Sirna-027 at the 2005 Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting. With these results, the company is refocusing its endeavors around core programs. These programs, which are Sirna’s most advanced, are AMD, hepatitis C and dermatology. The Company plans to advance its AMD drug, Sirna-027, into Phase 2 clinical trials by mid-2006, and bring the hepatitis C and dermatology programs into Phase 1 clinical trials by the end of 2006. Sirna’s earlier stage programs will be advanced with a combination of internal and external support. These programs include asthma, Huntington’s Disease in partnership with Targeted Genetics, oncology in partnership with Eli Lilly, and diabetes. In conjunction with the refocusing efforts, the Company took steps to reduce its budgeted cash expenditures in 2005, including a reduction in personnel, of approximately $6.0 million before severance costs.

2950 Wilderness Place Boulder, CO 80301 tel: 303-449-6500 fax: 303-449-6995 www.sirna.com

“Sirna is now entering its development-stage with plans for three compounds in the clinic in 2006,” said Howard W. Robin, Sirna’s President and CEO. “The encouraging results presented at ARVO, as well as the progress made in our core programs, demonstrates Sirna’s commitment to translate RNAi technology into meaningful therapeutics. While we continue to maintain a research pipeline that takes advantage of our robust platform, the Company will be focusing its efforts around key later-stage programs.”

Recent Accomplishments

Sirna clinical trial investigator, Dr. Edward Quinlan of the Wilmer Eye Institute at The Johns Hopkins University, presented encouraging interim Phase 1 clinical trial results at ARVO on May 3, 2005. The results demonstrated Sirna-027 for AMD is safe and well tolerated in the doses tested to date and no dose limiting toxicity has been observed. The interim data also demonstrated that visual acuity stabilized in all patients treated with a trend demonstrating visual acuity improvement in approximately 50 percent of the patients.

Sirna collaborator, Dr. Beverly Davidson of the University of Iowa, published Huntington’s Disease data in the Proceedings of the National Academy of Sciences. The groundbreaking study, performed in a validated mouse model of Huntington’s Disease, demonstrated an inhibition in the progression of the disease with a significant improvement in the motor functions and neurological abnormalities.

About RNA interference

RNA interference (RNAi) is a natural, selective process for turning off genes. RNAi is triggered by short interfering RNA (siRNA) molecules that engage a group of cellular proteins, known as RISC (RNA induced silencing complex). The RISC guides the siRNA to its target messenger RNA (mRNA, the messenger between DNA and proteins) by complementary base pairing for the targeted break-up of the mRNA thus halting protein expression or viral replication. The RISC-siRNA-complex binds and cleaves multiple mRNA molecules in a catalytic fashion.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C and dermatology. Sirna Therapeutics has obtained interim results for a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor (VEGF) pathway to treat AMD. Sirna Therapeutics has strategic partnerships with Eli Lilly and Company, Targeted Genetics and Archemix Corporation and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com/.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, Sirna’s ability to develop products and operate as a going concern is contingent upon having readily available cash to fund its operating programs and is subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Additional risks and uncertainties include Sirna’s early stage of development and short operating history, Sirna’s history and expectation of losses and need to raise capital, Sirna’s need to obtain clinical validation and regulatory approval for products, Sirna’s need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna’s need to attract and retain qualified personnel, Sirna’s need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna’s common stock, Sirna’s concentration of stock ownership, and risks from relocating Sirna headquarters.. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Rebecca Galler Robison, Senior Director of Corporate Strategy or Patti Ketchner, Vice President, Finance & Corporate Controller of Sirna Therapeutics, Inc., +1-303-449-6500; or Greg Tiberend of The Ruth Group, +1-646-536-7005.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Cash, cash equivalents and
securities available-for-sale	$24,908	$36,083
Accounts receivable	312	66
Equipment & leasehold
improvements, net	2,397	2,507
Other assets, net	2,808	2,901
Total assets	$30,425	$41,557

Liabilities and stockholders' equity
Current liabilities	$3,181	$6,855
Long-term liabilities	275	375
Stockholders' equity	26,969	34,327

Total liabilities & stockholders' equity	$30,425	$41,557

SIRNA THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
Revenues:
Contract revenues	$43	$29
Contract revenues – manufacturing	465	289
Total revenues	508	318

Expenses:
Cost of goods sold	394	231
Research and development	6,104	4,459
General and administrative	2,170	1,561
Total expenses	8,668	6,251

Operating loss	(8,160)	(5,933)

Other income (expense):
Interest income, expense and other expense	150	(4)

Net loss	$(8,010)	$(5,937)

Net loss per share (basic and diluted)	$(0.19)	$(0.19)

Shares used in computing
net loss per share	41,532,337	31,770,738